Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

11 Month Dual Directional Buffer Securities Linked to SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	S&P 500® Index (ticker: "SPX")
Pricing date:	October 18, 2024
Valuation date:	October 10, 2025
Maturity date:	October 15, 2025
Digital return amount:	$41.50 per security (representing a digital return equal to 4.15% of the stated principal amount)
Absolute return amount:	$1,000 × the absolute value of the underlying return
Digital barrier value:	96.00% of the initial underlying value
Final buffer value:	80.00% of the initial underlying value
Buffer percentage:	20.00%
CUSIP / ISIN:	173070CR2 / US173070CR23
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Payment at Maturity:	• If the final underlying value is **greater than or equal to** the digital barrier value: $1,000 + the digital return amount • If the final underlying value is **less than** the digital barrier value but **greater than or equal to** the final buffer value: $1,000 + the absolute return amount • If the final underlying value is **less than** the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	[Preliminary Pricing Supplement dated September 24, 2024]

Hypothetical Payment at Maturity


$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity per Security
$1,041.50 ($1,000 Stated Principal Amount plus the Digital Return Amount)
Digital Zone
Buffer Zone
$200.00 Minimum Payment at Maturity
-4.00%
4.15%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return

Hypothetical Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity
100.00%	4.15%	$1,041.50
75.00%	4.15%	$1,041.50
50.00%	4.15%	$1,041.50
25.00%	4.15%	$1,041.50
10.00%	4.15%	$1,041.50
5.00%	4.15%	$1,041.50
4.15%	4.15%	$1,041.50
0.00%	4.15%	$1,041.50
-4.00%	4.15%	$1,041.50
-5.00%	5.00%	$1,050.00
-10.00%	10.00%	$1,100.00
-20.00%	20.00%	$1,200.00
-20.01%	-0.01%	$999.90
-50.00%	-30.00%	$700.00
-100.00%	-80.00%	$200.00

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying. If the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities from appreciation of the underlying is limited. • Your potential for positive return from depreciation of the underlying is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.